Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Del Frisco’s Restaurant Group, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-183627) on Form S-8 of Del Frisco’s Restaurant Group, Inc. of our report dated February 27, 2015 with respect to the consolidated balance sheet of Del Frisco’s Restaurant Group, Inc. as of December 30, 2014 and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for the year then ended, which report appears in the December 30, 2014 annual report on Form 10-K of Del Frisco’s Restaurant Group, Inc.

/S/  KPMG LLP

Dallas, Texas
February 27, 2015